Exhibit 10.11

ADDENDUM TO AGREEMENT

This Addendum to the Agreement (the "Addendum") is entered into as of April 1, 2012, by and between BiondVax Pharmaceuticals Ltd. a company duly incorporated under the laws of the State of Israel, with a registered address at 14 Einstein Street, Nes Ziona, Israel (the "Company") and Ms. Tamar Ben-Yedidia (I.D. No. 058620253) of 28 Hamagen Street, Mazkeret Batia, Israel (the "Executive") (each a "Party" and collectively, the "Parties").

WHEREAS, the Company and the Executive have entered into an employment agreement, dated March 15, 2005 (the "Agreement"); and

WHEREAS, the board of directors of the Company approved an increase in the Executive's Salary;

WHEREAS, the Parties wish to amend certain provisions of the Agreement, as set forth in this Addendum;

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, it is hereby agreed as follows:

1.	In Section 1 of the Agreement, the sentence "Director of R&D and Head of Laboratory, or any other position of the same nature, as shall be determined by the Company", shall be deleted and replaced with the following: "Chief Scientific Officer".

2.	Section 1 to Exhibit A of the Agreement shall be deleted in its entirety and replaced with the following:

"Salary

In full consideration of Executive’s employment with the Company, commencing as of the Effective Date, the Executive shall be entitled to the following payments and benefits, it being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the Salary (without consideration to any other benefit). The Company shall pay the Executive a gross salary of NIS 27,300 (Twenty Seven Thousand Three Hundred New Israeli Shekels) per month (the "Salary")."

3.	The following shall be added as Section 2a to Appendix A of the Agreement:

"The Company's allocations to the Pension Insurance on the Employee's behalf are in accordance with the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay, annexed hereto as Exhibit A, pursuant to Article 14 of the Severance Payments Law, 5723-1963 (the “Severance Payment Law”), and the Employee hereby acknowledges that the amounts contributed by the Company for severance compensation under the Pension Insurance, shall be deemed to be made instead of the severance payments to which the Employee may be entitled, under the provisions of the Severance Payment Law, and shall constitute a full and complete payment thereof.".

4.	The following shall be added as Section 3a to Appendix B2 of the Agreement.

"Without derogating from the foregoing, Employee hereby irrevocably waives any right to any royalties or any other payment with regard to any Inventions and/or Proprietary Information, including without limitation, with regard to the use by the Company of the Inventions and/or Proprietary Information or any part thereof, whether in the context of Section 134 of the Patent Law 5727-1967 or otherwise, since Employee hereby regards her Salary and any other compensation from the Company payable to Employee under this Agreement as full and adequate consideration both for Employee's employment and efforts, in the context of Employee's employment, to generate Inventions and/or Proprietary Rights on behalf of the Company."

5.	Except for the changes stated herein, all the other terms of the Agreement shall remain valid and bind the Parties without any change. In any case of a contradiction between any of the provisions of this Addendum and the provisions of the Agreement, the provisions of this Addendum will prevail.

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IN WITNESS WHEREOF, the Parties have executed this Addendum to the Agreement as of the day and year first set forth above.

/s/ Avner Rotman	/s/ Tamar Ben-Yedidia
BiondVax Pharmaceuticals Ltd.	Tamar Ben-Yedidia

By: Professor Avner Rotman
Title: Chairman of the Board

Exhibit A

(Unofficial Translation from Hebrew Original)

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the "Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the "Pension Fund") or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the "Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the "Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the "Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)   To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: "Disability Insurance");

(2)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)   The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)   The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3)	This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Tamar Ben-Yedidia
Eliyahu Yishai	Tamar Ben-Yedidia
Minister of Labor and Welfare